UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

SUMMIT HOTEL PROPERTIES, INC. (Exact Name of Registrant as Specified in its Charter)

Maryland	001-35074	27-2962512
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
(Address of Principal Executive Offices) (Zip Code)
(512) 538-2300
(Registrants’ telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, at the end of May 2014, Stuart J. Becker resigned from his position as Executive Vice President, Chief Financial Officer and Treasurer of Summit Hotel Properties, Inc. (the “Company”).  On June 16, 2014, in connection with Mr. Becker’s resignation, the Company entered into a severance and release agreement with Mr. Becker (the “Agreement”).  The Agreement became effective on June 19, 2014 and provides for Mr. Becker’s resignation effective as of May 27, 2014.  The Agreement also provides for the following: (i) a release by Mr. Becker of all claims against the Company, its affiliates and other parties; (ii) a covenant by Mr. Becker not to solicit the Company’s employees for employment for a period of one year, and confidentiality and non-disparagement covenants; (iii) a severance payment to Mr. Becker in the gross amount of $348,289 (equal to Mr. Becker’s 2013 base salary plus payment for all accrued and unused vacation), less applicable payroll deductions, payable in a single lump sum on the Company’s first normal payroll date following the effective date of the Agreement; (iv) payment to Mr. Becker for up to twelve months of COBRA premiums; and (v) accelerated vesting of all restricted shares of common stock and options previously awarded to Mr. Becker (all of the options will remain exercisable, in whole or in part, until August 25, 2014, and, if not exercised on or prior to that date, will be forfeited).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.
(Registrant)

		By:	/s/ Christopher R. Eng
		Name:	Christopher R. Eng
Dated:	June 19, 2014	Title:	Senior Vice President, General Counsel and Secretary